Exhibit 12

                     GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                           Six months ended June 30, 2001

                                   (Unaudited)



(In millions)

Earnings:
   Earnings before income taxes and cumulative effect                $287
      of change in accounting principle
   Fixed charges:
     Minority interest in net earnings of
       consolidated subsidiaries (1)                                   45
     Interest expense (2)                                              69
                                                                     ----
                                                                     $401
                                                                     ====
Fixed charges:
   Minority interest in net earnings of
     consolidated subsidiaries (3)                                   $ 61
   Interest expense (2)                                                69
                                                                     ----
                                                                     $130
                                                                     ====

Ratio of earnings to fixed charges                                   3.08
                                                                     ====


(1) Minority interest in net earnings of consolidated subsidiaries includes earnings from purchased affiliates and dividends on subsidiary's preferred stock.

(2)  Interest  expense   includes  an   amount  for  one-third  of  the   rental
     expense, which the Company believes is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pre-tax earnings amount which would be required to cover such fixed charges as calculated below:

                      Earnings From Purchased Affiliates or
                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.


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